Exhibit 10.2

July 23, 2019

Chris Caulson

____________

____________

Dear Chris:

As we have discussed, Envision Solar International (the "Company") has decided to end your at-will employment. This letter sets forth the terms of the Separation Agreement (the "Agreement") that the Company is offering to you to aid in your employment transition.

1.	Separation. Your last day of work with the Company and your employment termination date will be on or before August 15, 2019 (the "Separation Date").

2.	Accrued Salary and Vacation. On the Separation Date the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to all required payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.	Separation Payment. The Company will make a Separation Payment to you in the amount of $82,500.00 in the form of a lump sum, less standard payroll deductions and withholdings. To be eligible to receive the Separation Payment, you must sign and return this Agreement to the Company within twenty-one (21) calendar days from the date listed above. The Company will pay you the Separation Payment on the Separation Date, provided that you have returned all Company property as specified in Paragraph 7 and have not revoked your acceptance of this Agreement pursuant to 17.c. below.

4.	Health Insurance. This provision applies only if you have been covered under the Company's health insurance plan, if any. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance. You will be provided with a separate notice describing your rights and obligations under COBRA.

5.	Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and will not receive, in connection with your employment with the Company, any additional compensation, benefits or severance after the Separation Date. Thus, for any Company sponsored employee benefits not referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date.

6.	Expense Reimbursement. You agree that no later than ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

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7.	Return of Company Property. You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, memoranda, records, business plans and forecasts, reports, proposals, personnel information, financial information, specifications, computer-recorded information, tangible property (laptop computer, cell phone, PDA, etc.), entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on or before the Separation Date. If you have used any non-Company computer, hard drive, portable flash drive, server, cellular telephone, iPhone, Blackberry, PDA, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to immediately provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. You further agree to provide the Company access to such systems as requested to verify that the necessary copying and/or deletion is completed. By executing and returning this Separation Agreement you are certifying that you have complied with your obligation herein to immediately return all Company documents and information regardless of where you have maintained such Company property. Your compliance with the terms of this Paragraph is a condition precedent to your eligibility to receive the Separation Payment.

8.	Post-Employment Restrictions. You acknowledge your continuing obligation to refrain from disclosing or using, for yourself or another, any of the Company's proprietary trade secret information.

9.	Unemployment Benefits. After the Separation Date, you may apply for unemployment benefits. Whether you receive benefits will be determined by the State Employment Development Department.

10.	Job References. You should direct any job reference inquiries to Desmond Wheatley. In response to any such inquiries, the Company will provide only the position you held and the dates of employment. The Company will confirm your salary in response to any such inquiry only if you submit a written authorization to the Company authorizing it to disclose such information.

11.	Non-disparagement. You agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company, or its officers and directors, agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12.	Release of All Claims. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company and its owners, officers, directors, employees, agents, independent contractors, members, executors, partners, joint venturers, administrators, parent, subsidiaries, assigns, associates, affiliates, and attorneys, as well as all persons or companies acting by, under, through or in concert with any of them (the "Released Parties"), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your• employment with the Company or the termination of that employment; claims or demands related to salary, vacation, fringe benefits, expense reimbursements, separation pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Family and Medical Leave Act, as amended (the "FMLA"); the federal Age Discrimination in Employment Act; the federal Older Workers Benefit Protection Act; the Lilly Ledbetter Fair Pay Act; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; the California Fair Pay Act; the California Labor Code; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. This Release does not prohibit you from participating in an Equal Employment Opportunity Commission ("EEOC") or other federal, state or local administrative agency investigation or proceeding. However, you agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC or administrative agency on your behalf arising out of or related to your employment with and/or separation from the Company. In addition, this Release shall not be construed in any way to waive any rights or benefits that may not be waived pursuant to applicable law.

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13.	Except as otherwise set forth in this Agreement, the Company hereby releases, acquits and forever discharges you (the "Released Parties"), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, vacation, fringe benefits, expense reimbursements, separation pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; the California Labor Code; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; and breach of the implied covenant of good faith and fair dealing. This Release does not prohibit you from participating in a federal, state or local administrative agency investigation or proceeding. However, you agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC or administrative agency on your behalf arising out of or related to your employment with and/or separation from the Company. In addition, this Release shall not be construed in any way to waive any rights or benefits that may not be waived pursuant to applicable law.

14.	No Actions or Claims. You represent that you do not have pending, and will not file, in your name any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Released Parties, with any local, state or federal agency, union or court.

15.	Employee Affirmations. You affirm, to the extent applicable, that as of the execution by you of this Agreement you have otherwise been paid all wages and benefits due by the Company; you have no outstanding requests for copies of personnel, payroll, or other employment documents from the Company; you were not denied a requested leave or a requested reasonable accommodation and/or were advised why any request for reasonable accommodation was not available or would create an undue hardship; and you have no known workplace injuries or occupational diseases for which you have not previously filed a claim for workers' compensation benefits.

16.	Waiver. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Released Parties.

17.	Voluntary Agreement. You understand, represent, and agree as follows:

a.	In exchange for executing this Agreement, you will receive a separate, mutually agreed, consideration beyond that which you were otherwise entitled to under Employer's policy or applicable law.

b.	By signing this Agreement, you are waiving, among other rights, all claims and rights under the Age Discrimination in Employment Act ("ADEA") and the Older Workers' Benefit Protection Act ("OWBPA"), 29 U.S.C. §621, et seq. Accordingly, you have twenty one (21) days to consider this Agreement, but need not take the full twenty one (21) day period if you do not wish to do so. If you sign this Agreement before the expiration of the twenty-one (21) day period, you acknowledge that you did so voluntarily.

c.	You have seven (7) days to revoke your waiver under the ADEA and OWBPA after signing this Agreement. For your revocation to be effective, you must give written notice of your revocation to the Company (addressed to the attention of Desmond Wheatley) prior to the expiration of the seven (7) day period. If you submit such revocation, you will not be paid the Separation Payment provided for under Section 3 above.

d.	By the terms contained herein, you have been encouraged and given the opportunity to consult with an attorney of your choice prior to signing this Agreement.

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e.	You have carefully read and fully understand all of the provisions of this Agreement, including the legal and binding effect of the Agreement, and the exchange of benefits and promises herein.

f.	You understand and agree that the Company's obligation to perform under this Agreement is conditioned upon your performance of all agreements, releases and covenants to the Company.

g.	You are entering into this Agreement voluntarily and of your own free will and intend to be legally bound by the Agreement.

18.	Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matters discussed herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

19.	Compliance with IRC Section 409A. To the extent IRC Section 409A should apply to the payment made under this Agreement, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you good luck in your future endeavors.

Sincerely,

By: /s/ Desmond Wheatley

       Desmond Wheatley, CEO

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ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and hereby acknowledge and accept the terms of the Separation Agreement stated above.

Signature: /s/ Chris Caulson	Date: 7/27/19

Printed Name: Chris Caulson

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